                                                             Exhibit 99.B(p)(39)

                            FISHER INVESTMENTS, INC.
                                 CODE OF ETHICS
                                       AND
                                POLICY REGARDING
                        PERSONAL SECURITIES TRANSACTIONS

PROLOGUE

As a firm, Fisher Investments, Inc. ("Fisher") is committed to providing the highest quality of service to all of our customers. We also have a responsibility to our customers, the public, and our profession to deliver our services in a professional manner, resisting pressures to compromise our values and standards. The firm employees must in all respects comply with all relevant Federal and State Laws, regulations and requirements affecting registered investment advisors.

Fisher has adopted a formal COMPLIANCE POLICIES AND PROCEDURES MANUAL, which provides guidance to all employees of the Firm with respect to the appropriate standards of professional conduct. Upon employment, each officer, director, and employee receives a written copy of the firm's COMPLIANCE MANUAL POLICIES AND PROCEDURES MANUAL and receives training on the firm's policies and procedures. COMPLIANCE MANUAL incorporates the firm's policies and procedures including: overview of regulatory statutes, fiduciary and related issues, investment advisory contracts and fees, client disclosure requirements, brokerage transactions, proxy issues, marketing and solicitation, custody of client assets, supervision procedures, and the Code of Ethics.

Upon employment, each new officer, director, and employee must acknowledge in writing that they reviewed and became familiar with COMPLIANCE MANUAL'S contents, agreed to abide by itS requirements and acknowledged that failure to do so carries employment risks. Additionally, the firm holds an annual review of the COMPLIANCE MANUAL for all its existing officers, directors, and employees. At that time all existing officers, directors, and employees are responsible for reading the most recent version of the COMPLIANCE MANUAL and acknowledge in writing that they read its contents and agree to abide by its provisions.

RULE 17j-1 OF THE INVESTMENT COMPANY ACT OF 1940

Fisher has adopted a Code of Ethics which prevents all Access Employees from engaging in the improper conduct outlined in Rule 17j-1(b) of the Investment Company Act of 1940. In order to meet Rule 17j-1 requirements under the Investment Company Act of 1940, the following specifically outlines the firm's procedures regarding the following items:

 a) Fisher has the duty at all times to place the interests of its clients, including the Purisima Funds shareholders, first,
 b) The requirement that all personal securities transactions be conducted consistently with this code of ethics so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility,
 c) The fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

All Access Employees of Fisher may not engage either directly or indirectly in any personal securities transactions without the prior written approval of Fisher. All accounts will be reviewed quarterly, and all Access Employees are required to provide copies of all brokerage statements. Non-Advisory Employees are not required to obtain written approval from Fisher to engage in personal securities transaction and are not required to provide copies of all brokerage statements.

I.   SCOPE AND SUMMARY

          (a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company to have a written Code of Ethics that specifically covers trading practices by "Access Persons" as defined in section I (b). This Code of Ethics refers to "Access Persons" as "Global Access Employees". The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

          (b) This Code of Ethics incorporates the policy on personal trading set forth in the "Fisher Investments, Inc. COMPLIANCE POLICIES AND PROCEDURES MANUAL" (which applies to officers, directors and all Access Persons of the funds and employees of Fisher Investments, Inc.) This policy also includes all Trustees of The Purisima Funds and employees of Fisher Investments, Inc. who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities for the investment company clients of Fisher Investments, Inc., unless noted otherwise herein.

          For the purposes of the foregoing policy the following terms shall have the meanings indicated:

                    "Global Access Employees" are defined to include (1) officers, directors and certain shareholders of the mutual fund adviser (Fisher Investments, Inc.) as well as (2) employees of Fisher Investments, Inc. who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities by the mutual funds constituting series of The Purisima Funds (each, a "Fund") or whose functions relate to the making of any recommendations with respect to the purchases and sales (3) each member of the Fund's Board of Trustees, (4) employees of FI whose functions relate to the making of any recommendations with respect to the purchases and sales of securities in portfolios of FI clients or obtain information in advance of the trades regarding the purchase or sale recommendations being made by Fisher prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to Fisher; (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

          "Limited Access Employees" are defined to include (1) any FI employee who does not make any recommendations with respect to the purchases and sales of securities in portolios of FI clients or obtain information in advance of the trades regarding the purchase or sale of securities and (2) any FI employee who in connection with his or her duties obtains or may gain access to the information concerning FI clients' CURRENT portfolio holdings.

     "All Access Employees" are collectively "Global Access Employees" and "Limited Access Employees".

     "Control Account" means any securities account, whether or not with a broker or dealer, over which any type of Access Employee has any control or influence with respect to security transaction decisions or in which the Access Employee has any beneficial interest (i. e. derives any benefit). Such accounts include those securities accounts of (i) any Access Employee,(ii) his or her spouse, (iii) any family member of the Access Employee living in the same household as the Access Employee , and (iv) any trust, partnership or other entity in which the Access Employee or a family member influences security transaction decisions or has any beneficial interest.

     "Non-Advisory Employee" means any employee who is not a partner, officer, or director of Fisher; any employee that does not determine any recommendation; any employee who does not participate in the determination of recommendations being made by Fisher prior to the effective dissemination of such recommendations or of the information concerning such recommendations.

     "Security" means any security listed on any national securities exchange or otherwise publicly traded other than on any national securities exchange, and includes any other security or similar instrument purchased or considered for purchase by Fisher for any of its client accounts.

          (c) The "Blue Ribbon" Advisory Group on Personal Investing in its report to the Investment Company Institute also articulated the following three general fiduciary principles which that Advisory Group believes should govern the personal investment activities of mutual fund advisory and distributor personnel:

                    i. the duty at all times to place the interests of Fund shareholders first;
                    ii. the requirement that all personal securities transactions be conducted consistently with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
                    iii. the fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

          (d) This Code of Ethics is designed to satisfy the above-referenced legal requirements and ethical principles as applicable to Fisher Investments, Inc. in its role as adviser to the Fund as well as to its other advisory clients. It is important that all shareholders, officers, directors and employees of Fisher Investments, Inc. to whom this Code of Ethics applies and all Trustees of The Purisima Funds observe the ethical standards set forth in the Code of Ethics.

          (e) This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (E.G., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.

          (f) It is expected that all Access Employees will be sensitive to all areas of potential conflict, even if this Code of Ethics does not address specifically an area of fiduciary responsibility.
          (g) Each shareholder, officer, director and employee of the Funds' administrator, Investment Company Administration Corporation (the "Administrator"), and distributor, Quasar Distributors, LLC. (the "Distributor"), is required to comply with the reporting and other requirements of the Administrator's and Distributor's Code of Ethics.
          (h) Each member, officer and employee of the Funds' co-distributor, Purisima Securities, LLC, is required to comply with the Code of Ethics of that entity.

II.  PROHIBITED TRADING PRACTICES

          (I) GENERAL ANTI-FRAUD PROHIBITION AND PRE-CLEARANCE. No type of Access Employee shall purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect beneficial ownership interest in a security unless the transaction is not prohibited by the Fisher Policy and the procedures set forth in the Fisher Policy have been complied with. Even so, such action is prohibited if such action by such Access Employee would defraud the Fund, operate as a fraud or deceit upon the Fund, constitute a manipulative practice with respect to the Fund or Fisher clients' portfolios.

              i. Prohibition against the use of material nonpublic information.

                 None of Fisher's employees may engage in any securities transaction for publicly traded securities either for themselves, Fisher, any Fisher customer account or any other person while in possession of any material nonpublic information regarding such corporation or its securities irregardless of how or where such information was derived. Should one of our officers, directors, and employees come in contact with material non-public information the following procedures must be followed:

          a) Fisher will cease all trading in the securities of the corporation that is the subject of the information, whether for Fisher, any Fisher account, or any other person or organization, including an employee account.
          b) The compliance officer and director of research shall be informed of all facts and circumstances surrounding acquisition of the information so that the appropriate action can be implemented.
          c) Secure and isolate all documents and other sources relating to the information to insure that knowledge of it cannot be spread further

                         Additional procedures to ensure the proper handling of non-public information are as follows:

                         1) All nonpublic information shall be held by the compliance officer who will hold the information locked drawer.
                         2) The Director of Research will place trading restrictions on the security until the information becomes public.
                         3) An educational program is provided to all Fisher officers, directors, and employees not less than annually to insure familiarity and compliance with this policy and these procedures. The Compliance Officer will also insure that each new officer, director, and employee is given a copy of this policy and these procedures and is familiar with them.

                         4) Violation of the Insider Trading and Securities Fraud Enforcement Act of 1988 and/or of Fisher's policies and procedures can open the individual to a variety of penalties, fines, and/or jail sentences by various governmental agencies as well as probation and/or termination from Fisher.

              ii. Policy regarding personal trading.

                  All Access Employees of Fisher may not engage either directly or indirectly in any personal securities transactions, including IPOs, without the prior written approval of Fisher. All accounts will be reviewed quarterly, all Access Employees are required to provide copies of all brokerage statements.

                  Control Accounts shall not engage in any trading in any Security without the express PRIOR approval of Fisher's designated personnel in Research department with an oversight by the Assistant Director of Research and Director of Trading, or (ii) Compliance department. Such approval shall be obtained through the CETT (Compliance Employee Trade Track) system. The approval shall be retained on a confidential basis by those authorized to approve transactions on behalf of Fisher, whether or not the proposed transaction is approved and shall not be communicated to any other person except as required by law.

                  Personal trading requests (acquisitions and dispositions) are approved if:

                  a) no sale or purchase of such security is contemplated for Fisher client accounts for 1 day for securities that trade more than $8 million per month and 10 days for securities that trade less than $8 million per month
                  b) The purchase is not based on nonpublic material information

          Once a security has been pre-authorized it must be traded the same day while the stock market is open.

     Non-advisory Employees are not considered to have Control Accounts and are exempt from this personal trading requirement, but are bound to the insider trading requirement.

(II)    Securities requiring pre-authorization which are publicly-traded:
        -    Common stock
        -    Preferred stock
        -    Options
        -    Corporate fixed income
        -    Municipal fixed income
        -    Closed-end mutual funds
        -    Depository receipts
        -    Warrants
        -    Futures
        -    Unit Investments Trusts (UITs)
        -    Real Estate Investment Trusts

        -    IPOs


        Securities not requiring pre-authorization which are publicly-traded:
        -  Securities issued by the US Government or its Agencies
        -  Open-ended mutual funds
        -  Money market mutual funds
        -  Bankers' Acceptances
        -  Bank Certificates of Deposit
        -  Commercial Paper
        - High Quality Short-Term Debt Instruments, including repurchase agreements
        -  Exchange Traded Funds

                  The following activities do not require pre-authorization:
        - Participating in tender offers or other widely disseminated corporate actions
        - Purchase or sale of securities through dividend reinvestment programs (DRIPs)
        -    Sale of fractional shares - Exercise or assignment of options
        -    Transfer liquidations performed by third party brokers

                  The approval of options will be contingent on the underlying security's approval. For example, if an employee wished to purchase a put option for General Electric, the transaction would only be approved if the underlying common stock was also available for trading according to the rules described in this policy.

             (III) BLACKOUT PERIODS: Because personal trading may interfere with client transactions, FI reserves the right to refuse or postpone approval for any personal trade. The length of the blackout period will be at the Investment Policy Committee's discretion but no less than under the SEC guidelines.

             (IV) FORBES RESTRICTIONS: The restrictions apply to all securities that Ken Fisher is referencing in his Forbes column. The restriction applies to buys and sells regardless if Ken is recommending a buy or a sell. The restriction time is 45 days prior to publication date and 14 days after publication date.

             According to SEC guidelines, the following exemption is permissible. Fisher can trade securities for any of the Fisher employee accounts as long as the securities are bunched with client trades. The Fisher securities in the bunch are cost averaged or settled at the worst price of the day. All Fisher employee trades must bear the fiduciary responsibility of putting the clients' interests first.

             Because personal trading may interfere with client transactions, Fisher reserves the right to refuse or postpone approval for any personal trade.

             (V) TRADES IN SHARES OF THE FUNDS. Please note that purchases and sales of shares of the Funds do not need pre-clearance, but the possibility of appearance of conflict of interest in such transactions is high. Accordingly, all purchases and sales of shares of the Funds that are not part of a systematic or periodic purchase or sale program:

                       i.   should be coordinated through compliance channels,

                       ii. should be made well in advance of the closing price calculation each day, and

                       iii. must not be made when in possession of material
                            nonpublic information about the Funds.

III. REPORTING

          (a) INITIAL HOLDINGS REPORTS AND ANNUAL HOLDINGS REPORTS. Within 10 days after becoming a Global Access Employee and annually thereafter, Global Access Employees are required to report the following to the Compliance Officer (or the Compliance Officer's designee) with respect to each security covered by the Fisher
               Policy:

               i. The title, number of shares and principal amount of each security in which the Global Access Employee had any direct or indirect beneficial ownership when the person became a Global Access Employee;

               ii. The name of any broker, dealer or bank with whom the Global Access Employee maintained an account in which any securities were held for the direct or indirect benefit of the Global Access Employee as of the date the person became a Global Access Employee; and

               iii. The date that the report is submitted by the Global Access
                    Employee to the Compliance Officer (or the Compliance Officer's designee).

          (b) QUARTERLY TRANSACTION REPORT. Within 10 days after each quarter, each Global Access Employee is required to report the following information regarding his or her personal securities transactions.

               i. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               ii. The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

               iii. The price at which the transaction was effected; and

               iv. The name of the broker, dealer, or bank with or through whom the transaction was effected.

               v. The name of any broker, dealer or bank with whom the Global Access Employee opened an account in which the Global Access Employee intends to hold or transact securities.

          (c) Within 10 days following the end of each calendar quarter, each Limited Access Employee is required to report the following information regarding his or her personal securities transactions.

               i.   The date of the transaction and the security symbol;

               ii.  The nature of the transaction (I.E., purchase or sale); and

               iii. The name of the broker, dealer, or bank with or through whom the transaction was effected.

          (d) No reports need to be filed by an independent Trustee unless such Trustee knows or should have known that the security traded by the Trustee was being considered for purchase or sale or was being purchased or sold by a Fund within 15 days on either side of the Trustee's transaction (see Section IV below).

          (e) For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

          (f) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

          (g) Copies of brokerage or account statements or confirmations containing the information specified in paragraphs (a) and (b) above may be submitted to the Compliance Officer (or the Compliance Officer's designee) in lieu of the quarterly report listing the transactions. The brokerage account statements may substitute for the annual report only if the Global Access Employee provides an annual certification confirming that all accounts and holdings of securities have been disclosed in those statements.

IV.  EXCEPTIONS TO REPORTING REQUIREMENTS

          (a) An independent Trustee, I.E., a Trustee of the Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust, is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment adviser.

          (b) Shareholders, officers and employees of the Funds' distributor or administrator who comply with a separate code of ethics of those entities are exempted from the reporting requirements of this Code of Ethics.

          (c) Global Access Employees need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, provided a copy of such Rule 204 reports is sent either to the Compliance Officer or to his substitute. Global Access Employees need not make a report with respect to an exempted transaction or investment as described in the Fisher Policy. However, personal investment transactions involving shares of any of the Funds shall be reported.

V.   IMPLEMENTATION

This Code of Ethics is to be implemented in the same manner as the Fisher
Policy.

VI.  REVIEW, RECORD KEEPING AND SANCTIONS

                  (a) The Compliance Officer shall be responsible for
                      maintaining a current list of all Global and Limited Access Employees and for identifying all reporting Access Employees on such list, and shall take steps to ensure that all reporting Access Employees have submitted reports, confirmations or statements in a timely manner. The Compliance Officer may delegate the compilation of this information to appropriate persons.

                  (b) Fisher is aware of Rule 17j-1 record keeping requirements and attests that it is in compliance with them.

                  (c) If an Access Employee commits a material violation of this
                      Code of Ethics or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees.

                  (d) The Board of Trustees may impose such sanctions as it
                      deems appropriate, including a letter of censure, suspension, termination of employment, and/or a disgorging of any profits made.

                  (e) Any violations of this Code of Ethics by the Global Access
                      Employees or Limited Access Employees are taken extremely serious and will lead to disciplinary actions ranging from monetary fines to termination of employment as outlined below.

                      First offense:
                      - Procedural review with the trading compliance person including warning future occurrence will be subject to further disciplinary action up to and including termination.
                      - The trade may be allocated to a client account or may be broken.

                      - The trade will generate a fine of up to $1,000 to be donated to charity.
                      - The offending employee will sign off on the compliance review.

                      Second offense:
                      - Procedural review with the trading compliance person.
                      - The trade may be allocated to a client account or may be broken.
                      - The trade will generate a fine of up to $5,000 to be donated to charity.
                      - The offending employee will sign off on the compliance review.
                      - Discussion of Termination for cause.

                      Third offense:
                      - Termination


PRIVACY POLICY

Fisher has also established a privacy policy that is in compliance with Regulation S-P. The policy is as follows:

Fisher  collects nonpublic information from the following sources:
     -  Information we receive from you on applications or other forms;
     -  Information you give to us orally; and
     -  Information about your transactions with us or with others.

Fisher does not disclose any nonpublic personal information about our customers or former customers without the customer's authorization, except as permitted by law or in response to inquires from governmental authorities. Fisher restricts access to your personal and account information to those personnel who need to know that information to provide products and services to you. Fisher also may disclose that information to unaffiliated third parties (such as to brokers or custodians) only as permitted by law and only as needed for us to provide agreed services to you. Fisher maintains physical, electronic and procedural safeguards to guard your nonpublic personal information.